Q Comm International Receives Notice From American Stock Exchange

Orem, UT - August 26, 2005 - Q Comm International, Inc. (Amex: QMM; QMM.WS), a provider of prepaid transaction processing and electronic point-of-sale (POS) distribution solutions, today announced that on August 24, 2005, it received a letter from the American Stock Exchange regarding the late filing of Q Comm’s Form 10-Q for the quarter ended June 30, 2005.

The staff letter advises Q Comm that the late filing represents an event of noncompliance with the listing standards set forth in Sections 134 and 1101 of the Amex Company Guide. Q Comm plans to file its Form 10-Q no later than August 26, 2005 and would thereby clear all known noncompliance issues. However, if the Company is not in compliance with the continued listing standards by August 29, 2005, or does not make progress consistent with the Company’s formal plan for compliance, the American Stock Exchange staff will initiate delisting proceedings as appropriate.

As previously announced, Q Comm successfully amended its Form 10-KSB for the fiscal year 2004 and its Form 10-Q for the first quarter of 2005. As a result of that effort, the Company requires more time to complete the filing of its second quarter Form 10-Q.

ABOUT Q COMM INTERNATIONAL:
Q Comm International is a prepaid transaction processor that electronically distributes prepaid products from service providers to the point of sale. Q Comm offers proprietary prepaid transaction processing platforms, support of various point-of-sale (POS) terminals, product management, merchandising, customer support and engineering. Q Comm systems replace traditional hard cards (also known as scratch cards or voucher) that are costly to distribute, and provide more comprehensive reporting and inventory management among other benefits. Q Comm’s solutions are currently used by wireless carriers or mobile operators, telecom distributors, and various retailers to sell a wide range of prepaid products and services including prepaid wireless or prepaid mobile, prepaid phone cards, prepaid dial tone and prepaid bank cards, such as prepaid MasterCard. Visit www.qcomm.com for more information.

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, including the Form 10-KSB/A for the year ended December 31, 2004, may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact Information:

Investor Relations

Q Comm International, Inc.

+1 (801) 226-4222 x6090